Exhibit 99

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont Media Contacts: Evan Goetz 212-850-5600	For Immediate Release

L-3 COMMUNICATIONS REVISES 2007 FINANCIAL GUIDANCE FOR LOSS OF LINGUIST CONTRACT

NEW YORK, NY, December 18, 2006 — L-3 Communications (NYSE: LLL) announced today that the U.S. Army’s Intelligence and Security Command (INSCOM) did not select L-3’s contract proposal to provide translators and linguists worldwide, including support to the U.S. military operations in Iraq and Afghanistan, as well as related activities at the U.S. detention facility in Guantanamo Bay, Cuba. L-3 is the incumbent contractor on the linguist contract, which contract ends, in accordance with its terms, on March 9, 2007. The linguist contract was assumed by L-3 as part of its acquisition of The Titan Corporation, which was completed on July 29, 2005.

Michael T. Strianese, L-3’s President, Chief Executive Officer and Chief Financial Officer, said, ‘‘While the company is disappointed about the loss of the contract, we maintain our full support and confidence in our exceptional employees who have made the current worldwide linguist contract a success.’’

The company is revising its financial guidance for the year ending December 31, 2007, as a result of the loss of the linguist contract, as summarized in the attached table. L-3’s recently announced guidance for 2007 assumed that the company would win the recompetition of the linguist contract. The loss of the linguist contract does not affect the company’s previously announced financial guidance for the year ending December 31, 2006. Despite the loss, L-3 remains well positioned for profitable growth in 2007 and beyond.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

L-3 Communications Revises 2007 Financial Guidance for Loss of Linguist Contract                 Page 2

L-3 Communications Holdings, Inc.
Financial Guidance for the Year Ending December 31, 2007

$ in billions, except per share data	Previous 2007 Guidance	Adjustment for the Loss of the Linguist Contract	Revised 2007 Guidance
Sales	$13.4 to $13.6	$(0.5)	$12.9 to $13.1
Operating margin	10.4% to 10.5%	+0.2 percentage points	10.6% to 10.7%
Diluted earnings per share	$5.60 to $5.70	$(0.15)	$5.45 to $5.55
Net cash from operating activities	$1.2	$—[1]	$1.2
Less: Capital expenditures, net	$(0.2)	$—	$(0.2)
Free cash flow[2]	$1.0	$—[1]	$1.0

[1]	The anticipated reduction to net cash from operating activities and free cash flow from the loss of the linguist contract is expected to be largely offset by the working capital that would have been required if L-3’s contract proposal had been selected for the linguist contract.

[2]	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.

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